UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2008

Allion Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17821	11-2962027

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, New York 11747

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 547-6520

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 13, 2008, Allion Healthcare, Inc. (“Allion”) and its newly-formed subsidiary, Biomed Healthcare, Inc., a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Agreement”) with Biomed America, Inc., a Delaware corporation (“Biomed”), and its majority owner, Parallex LLC, a Delaware limited liability company (“Parallex”), providing for the merger of Biomed with and into Merger Sub, with Merger Sub as the surviving entity and a wholly-owned subsidiary of Allion (the “Merger”).  Biomed is a leading provider of specialized biopharmaceutical medications and services to chronically ill patients.  Parallex is owned by an individual with no prior relationships with Allion or its affiliates.  Allion’s board of directors has unanimously approved the Agreement, the Merger and the transactions contemplated thereby.

The Merger is expected to close within 60 days of the date of the Agreement, subject to the satisfaction of customary closing conditions, including, among other things:  (i) Hart-Scott-Rodino clearance, (ii) the absence of any legal actions prohibiting the Merger, (iii) accuracy of the representations of Allion, Biomed and Parallex, (iv) compliance with the covenants of Allion, Merger Sub, Biomed and Parallex, (v) the absence of a material adverse effect on Allion or Biomed, and (vi) obtaining necessary financing.  Subject to final documentation, Allion has received a commitment for financing from CIT Healthcare LLC (“CIT”).  The Agreement contains customary covenants and agreements, including with respect to indemnification, confidentiality, cooperation (including with respect to regulatory and securities filings) and the conduct of the business of Biomed and its subsidiaries prior to consummation of the Merger.  The Agreement also contains certain termination rights for both Allion and Biomed.

The purchase price is expected to be paid with funds from a new senior credit facility provided by CIT, available cash, and newly-issued Allion common stock and Series A-1 preferred stock.  The purchase price consists of $48.0 million in cash and a total of 9.35 million shares of Allion common stock and Series A-1 preferred stock valued at $51.4 million, based on the closing share price on March 12, 2008 of $5.50 (the “Original Issue Price”), plus the assumption of up to $18.6 million of Biomed’s outstanding indebtedness.  The purchase price is subject to a downward post-closing adjustment if a target working capital level is not delivered to Allion at the time of closing.

In addition to the purchase price to be paid at the closing, Allion may make an earn out payment in 2009 if Biomed achieves certain financial performance benchmarks during the first full 12 calendar months post closing.  Subject to certain exceptions, (i) the first $42.0 million of any earn out payment will be payable one-half in cash and one-half in Allion Series A-1 preferred stock and (ii) any earn out payment exceeding $42.0 million will be payable in a mixture of cash and Allion Series A-1 preferred stock, to be determined in Allion’s sole discretion.  Subject to Allion’s ability to pay the cash portion of any earn out payment out of available cash on hand, net of reasonable reserves, together with sufficient availability under any credit facility extended to Allion, Allion may pay the cash portion of any earn out payment either by issuing (i) promissory notes or (ii) shares of Allion Series A-1 preferred stock.  In the event that the stockholders of Allion have approved the conversion of the Series A-1 preferred stock into common stock prior to the end of the earn out period, any shares of Allion Series A-1 preferred stock to be issued as part of the earn out payment will be issued in shares of Allion common stock.  Under no circumstances will Allion be required to issue capital stock in an amount that would result in the Biomed stockholders collectively holding in excess of 49% of (i) Allion’s then-outstanding capital stock or (ii) the capital stock of Allion with the power to direct the management and policies of Allion.

Under the terms of the Agreement, for purposes of determining the number of shares of Allion capital stock to be issued in connection with any earn out payment, Allion will divide the portion of the earn out payment to be paid in Allion capital stock (the “Earn Out Share Amount”) by the most recent 10-day average of the closing price of Allion’s common stock as of the last day of the earn out period.  Notwithstanding the foregoing, (i) in the event the most recent 10-day average of the closing price of Allion’s common stock is less than $8.00 per share (the “Floor Amount”), then the number of shares of Allion stock to be issued shall be the quotient obtained by dividing the Earn Out Share Amount by the Floor Amount and (ii) in the event the most recent 10-day average of the closing price of Allion’s common stock is greater than $10.00 per share (the “Ceiling Amount”), then the number of shares of Allion stock to be issued shall be the quotient obtained by dividing the Earn Out Share Amount by the Ceiling Amount.

In accordance with NASDAQ Marketplace Rule 4350(i)(1)(C), Allion intends to issue to Biomed’s stockholders new Allion common stock in an amount not to exceed 19.9% of Allion’s common stock outstanding at the closing of the Merger, with the remainder of the stock portion of the purchase price issued in new Allion Series A-1 preferred stock.  Based on Allion’s current shares of common stock outstanding, the Agreement contemplates that Allion will issue in the aggregate 3,380,869 shares of common stock and 5,969,131 shares of Series A-1 preferred stock as the stock portion of the purchase price.  After closing the Merger, Allion will seek stockholder approval to convert the newly-issued Series A-1 preferred stock into Allion common stock; provided, however, that under certain circumstances Biomed’s stockholders have the right to require Allion stockholder approval before closing so that Allion common stock can be issued for all of the stock consideration.

Among other rights and terms, the Series A-1 preferred stock will include the following, to be set forth in a Certificate of Designation of Series A-1 Preferred Stock of Allion Healthcare, Inc. (the “Certificate of Designation”), that will be filed with the Secretary of State of the State of Delaware prior to the closing of the Merger:

•
The Series A-1 preferred stock will be non-convertible until such time as the Allion stockholders approve its conversion into shares of Allion common stock.  Allion has agreed to seek such approval at the earliest practicable date following the closing.  If the Allion stockholders fail to approve the conversion, Allion has agreed to seek such approval at its annual meeting for the years ended December 31, 2008 and 2009, unless otherwise approved prior to such meetings.  The Biomed stockholders will not be permitted to vote any of their shares of Allion capital stock in connection with the conversion of the Series A-1 preferred stock.

•
Except as required by applicable law, the holders of Series A-1 preferred stock will have no voting rights.  The shares of Series A-1 preferred stock will not be redeemable either at the election of Allion or any of the former stockholders of Biomed.

•
The holders of Series A-1 preferred stock will be entitled to receive dividends at a rate per share of 18% per annum of the Original Issue Price (subject to adjustments), which shall accrue until paid; provided, however, the dividends will not be paid and will terminate and cease to accrue in the event that the Series A-1 preferred stock converts into Allion common stock.

•
In the event of a sale of all or substantially all of the assets of Allion, a merger or other business combination resulting in a change of control of Allion, a sale of 50% or more of the capital stock of Allion to any holder or group of related holders or a dissolution of Allion, the holders of Series A-1 preferred stock will be entitled to receive, prior and in preference to any distribution of the proceeds to holders of common stock or any junior series of preferred stock, the greater of an amount per share equal to (i) the Original Issue Price plus any accrued but unpaid dividends and (ii) the amount per share of proceeds that a holder of Allion common stock would receive as part of the transaction or event.

•
The terms of the Series A-1 preferred stock will also contain certain restrictive provisions that will prohibit Allion from taking certain actions, such as altering or changing the rights, privileges or preferences of the Series A-1 preferred stock, without first obtaining the prior written approval of at least 51% of the then-outstanding shares of Series A-1 preferred stock.

At the closing of the Merger, Allion will enter into an agreement with the Biomed stockholders (the “Stockholders’ Agreement”) that will grant certain demand and piggyback registration rights with respect to resales of the shares of Allion common stock to be issued in the Merger and the shares of Allion common stock into which the Series A-1 preferred stock may convert.  Pursuant to the Stockholders’ Agreement and in connection with Allion’s annual meeting of stockholders to be held during the calendar years ending December 31, 2008, 2009 and 2010 (unless the Biomed stockholders fail to hold in the aggregate at least 15% of Allion’s common stock on an as-converted basis), the Biomed stockholders as a group will have the right to nominate two of the six members of the Allion board of directors, subject to meeting director independence requirements and approval by Allion’s nominating and corporate governance committee and a majority of the other Allion board members.  The Stockholders’ Agreement also includes certain restrictions on the transfer of Allion capital stock held by the Biomed stockholders and a five-year standstill provision (subject to the Biomed stockholders holding at least 10% of Allion’s common stock on an as-converted basis) applicable to Parallex and any assignee of Parallex.

The Agreement provides that, effective at the closing of the Merger, Allion will enter into customary restrictive covenant agreements with each of Parallex, the owner of Parallex and a majority of the other Biomed stockholders.  These restrictive covenant agreements will prohibit the applicable Biomed stockholders and the owner of Parallex from engaging in certain competitive activities with Allion for a stated period post closing.

The foregoing summary of the Agreement, the form of Stockholders’ Agreement and the form of Certificate of Designation and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the Agreement, the form of Stockholders’ Agreement and the form of Certificate of Designation, which are attached hereto as Exhibits 2.1, 3.1 and 4.1, respectively, and incorporated by reference.  The Agreement, the form of Stockholders’ Agreement and the form of Certificate of Designation have been attached hereto to provide investors with information regarding their terms.  The Agreement, the form of Stockholders’ Agreement and the form of Certificate of Designation are not intended to provide any other factual information about Allion, Merger Sub, Biomed or Parallex.  The representations and warranties set forth in the Agreement were used as a means of allocating risk between the parties to the Agreement, rather than establishing matters as facts.  Accordingly, you should not rely on the representations and warranties in the Agreement as characterizations of the actual state of facts about Allion, Merger Sub, Biomed or Parallex.

Item 9.01. Financial Statements and Exhibits.

     (d) Exhibits

Exhibit
Number	Description
2.1	Agreement and Plan of Merger, dated March 13, 2008, by and among Allion Healthcare, Inc., Biomed Healthcare, Inc., Biomed America, Inc. and Parallex LLC
3.1	Form of Stockholders’ Agreement
4.1	Form of Certificate of Designation of Series A-1 Preferred Stock of Allion Healthcare, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLION HEALTHCARE, INC. (Registrant)
March 19, 2008	/s/ Stephen A. Maggio
By: Stephen A. Maggio
Its: Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Agreement and Plan of Merger, dated March 13, 2008, by and among Allion Healthcare, Inc., Biomed Healthcare, Inc., Biomed America, Inc. and Parallex LLC
3.1	Form of Stockholders’ Agreement
4.1	Form of Certificate of Designation of Series A-1 Preferred Stock of Allion Healthcare, Inc.